Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES FIRST QUARTER 2014 RESULTS

HOUSTON — May 6, 2014 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced its financial and operating results for the three months ended March 31, 2014.

Highlights:

•                  Achieved Adjusted EBITDA of $111.3 million, up 97% from $56.5 million for the first quarter of 2013.

•                  Increased production to a new high, averaging 32,450 barrels of oil equivalent (Boe) per day for the month of April 2014, including record Mississippian Lime production of 19,800 Boe per day.  First quarter production averaged 29,004 Boe per day, which was reduced by a total of 2,300 Boe per day due to severe winter weather, as experienced by other Mid-Continent operators.

•                  Reaffirmed full year 2014 production guidance of 32,000 to 35,000 Boe per day, pro forma for the Pine Prairie disposition.

•                  Achieved all expense and cost guidance for the first quarter.

•                  Reduced Cash Operating Expenses to $40.9 million ($15.67 per Boe) from $42 million in the fourth quarter of 2013.

•                  Incurred lease operating expense of $20.1 million ($7.71 per Boe), down from $20.2 million in the fourth quarter of 2013.

•                  Reduced general and administrative expense by $1.3 million to $11.7 million ($4.48 per Boe) compared with $13 million in the fourth quarter of 2013.

•                  Closed the sale of the Pine Prairie portion of the Company’s Gulf Coast properties on May 1, 2014 for approximately $150 million in net proceeds.

•                  Increased liquidity to approximately $200 million post closing of the Pine Prairie sale.

•                  Reconfirmed target of long-term debt to Adjusted EBITDA of 3.5 at year end 2014 versus 4.4 at year end 2013.

•                  Reported Adjusted Net Income of $8.3 million, or $0.13 per share, compared with Adjusted Net Income of $5 million, or $0.08 per share, in the fourth quarter of 2013.

Dr. Peter J. Hill, Midstates’ Interim President and Chief Executive Officer commented, “We are pleased with these results, which reflect the progress we are making both with our operational performance and financial position despite a difficult winter.  As part of our strategy to deliver improved financial stability, we plan to balance annual capital spending with Adjusted EBITDA.  Normalized for the sale of Pine Prairie, we now expect both 2014 capital investment and Adjusted EBITDA to range between $500 to $550 million, based on production guidance of 32,000 to 35,000 Boe per day, which yields an annual growth rate of approximately 40%.  This reflects our focus on value growth, financial stability and capital efficiency.  Importantly, we have embarked on a rigorous internal review focused on high-grading and valuing our contingent resource base, where we see significant additional gross well locations beyond what we have previously identified.  The 2014 drilling campaign reflects strategic investments in our core asset base, which has the growing potential to unlock both locations and enhanced ultimate recovery across our properties, providing shareholders with attractive risk-adjusted returns and significant net asset value.  Our current approach and discipline gives us the ability to fund both our 2014 and 2015 capital programs from internally generated sources.”

(Adjusted EBITDA, Adjusted Net Income and Cash Operating Expenses are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.)

Pine Prairie Asset Divestiture and Capital Structure

In March, Midstates entered into an agreement to sell all of its ownership interest in developed and undeveloped acreage in the Pine Prairie field area in Louisiana to a private buyer.  On May 1, Midstates closed the transaction and received net proceeds of approximately $150 million (after customary purchase price adjustments) of which $131 million was used to reduce the outstanding balance on its revolving credit facility with the balance retained for working capital purposes and transaction expenses.  During the first quarter of 2014, these properties produced approximately 1,925 Boe per day.  The transaction does not include Midstates’ acreage and production in the Dequincy area of Beauregard Parish of western Louisiana, which produced approximately 2,300 Boe per day during the first quarter of 2014, or its acreage associated with the Fleetwood 3-D seismic survey.

Upon closing of the sale on May 1, the arrangements for a temporary $125 million Bridge Facility were terminated.  Post-closing, Midstates’ liquidity totaled approximately $200 million, which included approximately $164 million of available borrowing capacity under its revised $475 million revolving credit facility and approximately $36 million of cash.

Operational Discussion

In the first quarter 2014, Midstates invested $142.7 million of capital, spud 33 wells, fracture stimulated 17 wells originally brought on line as open hole completions in prior quarters, and brought 24 additional wells on line.

For the Three Months Ended March 31, 2014
(in thousands)
Drilling and completion activities	$132,092
Acquisition of acreage and seismic data	3,152
Facilities and other	2,844
Capitalized interest	4,618
Total capital expenditures incurred	$142,706

Excluding capitalized interest, facilities and other, the breakdown in capital spending is as follows:

For the Three Months Ended March 31, 2014
(in thousands)
Mississippian Lime	$85,784
Anadarko Basin	46,360
Gulf Coast	3,100
Total capital expenditures incurred	$135,244

Mississippian Lime Update

Production from the Mississippian Lime properties averaged 16,381 Boe per day for the first quarter of 2014.  Midstates experienced significant weather related downtime and, as a result, brought 9 fewer wells on line than expected, all of which are planned to come on line in the second quarter.  Through April, the Company had 146 wells on production for more than 30 days with an average peak 30-day initial production rate of 565 Boe per day as the program continues to deliver high rates of return.  Production for the month of April 2014 in the Mississippian Lime averaged 19,800 Boe per day.

The Company had five rigs drilling in its Mississippian Lime horizontal well program in Woods and Alfalfa Counties, Oklahoma during the quarter.  Midstates spud a total of 18 wells, of which three were producing, 10 were awaiting completion and five were drilling at March 31, 2014.  The Company brought 11 horizontal wells on line and fracture stimulated and brought 17 open hole wells on line during the first quarter.

To exploit the higher rates of return and higher average production it currently achieves in the Mississippian Lime area, Midstates plans to increase its rig count in the area to six rigs during the second quarter 2014, by moving one rig from the Company’s Anadarko Basin program.  The Company now plans to invest approximately $80 to $85 million during the second quarter drilling 21 to 24 new wells and completing wells drilled earlier in the year.

Anadarko Basin Update

The Anadarko Basin also experienced weather related downtime and delayed completions on four wells that will be completed in the second quarter.  Since the close of the Anadarko Basin acquisition on May 31, 2013, 33 Cleveland wells, 12 Marmaton wells, seven Cottage Grove wells, and three Tonkawa wells have been drilled.  Through April, the Company had 26 Cleveland wells on production for more than 30 days and those wells had an average 30-day initial production rate of 374 Boe per day.  Midstates is encouraged by recent well results in its other formations, with a Tonkawa well brought on line in March having an average 30-day peak rate of 851 Boe per day.  Production for April in the area averaged 9,000 Boe per day.

Midstates had five rigs running in the Anadarko Basin area in the first quarter.  The Company spud a total of 15 wells during the period, of which three were producing, seven were awaiting completion and five were drilling at March 31, 2014.  Midstates brought 13 horizontal wells on line during the first quarter, comprised of seven Cleveland wells, two Cottage Grove wells, three Marmaton wells and one Tonkawa well.

As discussed above, the Company will redirect one rig from the Anadarko Basin properties to the Mississippian Lime in the second quarter in response to strong drilling results in the Mississippian Lime.  Midstates now plans to invest approximately $40 to $45 million during the second quarter drilling 12 to 14 new wells and completing wells drilled earlier in the year.

Financial Discussion

Adjusted EBITDA totaled $111.3 million in the first quarter of 2014, compared with $56.5 million in the first quarter of 2013 and $118.6 million in the fourth quarter of 2013.

The GAAP net loss of $83.6 million (before preferred dividends) for the first quarter of 2014 includes a full cost ceiling impairment of $86.5 million (before taxes), as compared to a net loss of $7.9 million for the first quarter of 2013 and a net loss of $315.8 million in the fourth quarter of 2013.  Adjusted Net Income, which excludes acquisition and transaction costs, impairment of oil and gas properties, and unrealized gains and losses on derivatives and the related tax impact, totaled $8.3 million for the first quarter of 2014, or $0.13 per share.

Production and Pricing

Production during the first quarter of 2014 totaled 29,004 Boe per day compared to 16,208 Boe per day in the first quarter of 2013 and 31,187 Boe per day during the fourth quarter of 2013.  First quarter 2014 production from the Company’s Mississippian Lime properties contributed roughly 56%, or 16,381 Boe per day, and the Anadarko Basin properties contributed roughly 29%, or 8,376 Boe per day, while Gulf Coast properties contributed the balance of 4,247 Boe per day.  For the total Company, oil volumes comprised 46% of total production, NGLs 21%, and natural gas 33% during the first quarter, while oil volumes comprised 44%, NGLs 21%, and natural gas 35% of total production during the fourth quarter of 2013.  Natural gas volumes in the first quarter were reduced more significantly than oil volumes due to third party downtime attributable to the first quarter’s extreme winter weather.

In the first quarter of 2014, Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $96.25 ($87.06 with realized derivatives) while its average realized price for NGL sales, before realized derivatives, was $47.96 per barrel ($47.79 with realized derivatives).  Natural gas averaged $4.86 per thousand cubic feet, before realized derivatives ($4.16 with realized derivatives).  Detailed comparisons of commodity prices by period and region as well as an updated summary of commodity derivative contracts through May 6, 2014 are included in the tables below.

Oil, NGL and natural gas sales revenues, before the impact of derivatives, increased by $76.4 million, or 84%, to $167.1 million during the first quarter of 2014, as compared to $90.7 million for the first quarter of 2013, and by $5.0 million, or 3%, compared to $162.2 million in the fourth quarter of 2013.  The realized loss on derivatives for the first quarter of 2014 was $14.8 million, compared to a realized loss of $5.0 million for the first quarter of 2013 and $1.6 million for the fourth quarter of 2013.

Costs and Expenses

Total Cash Operating Expenses were $15.62 per Boe (excluding the impact of acquisition and transaction costs), compared with $20.29 per Boe in the first quarter of 2013 and $14.61 per Boe in the fourth quarter of 2013.  The increase in per Boe cash costs in the first quarter of 2014 was primarily related to reduced production volumes period over period, as absolute cash costs decreased from the fourth quarter of 2013 to the first quarter of 2014.

Lease operating and workover expenses totaled $20.1 million or $7.71 per Boe in the first quarter of 2014, compared with $13.9 million or $9.51 per Boe in the first quarter of 2013 and $20.2 million or $7.04 per Boe in the fourth quarter of 2013.

General and administrative expenses totaled $11.7 million or $4.48 per Boe compared with $11 million or $7.56 per Boe in the first quarter of 2013, and $13 million or $4.55 per Boe in the fourth quarter of 2013.  First quarter 2014, first quarter 2013 and fourth quarter 2013 general and administrative expenses included non-cash share-based compensation expense of $1.5 million ($0.59 per Boe), $1.2 million ($0.85 per Boe) and $0.8 million ($0.28 per Boe), respectively.

Interest expense totaled $33.9 million (after amounts capitalized) for the first quarter of 2014 as compared to $10.9 million in the first quarter of 2013 and $29.7 million in the fourth quarter of 2013.  The Company capitalized $4.6 million in interest to unproved properties during the first quarter of 2014 as compared to $7.1 million in the first quarter of 2013 and $7.7 million in the fourth quarter of 2013.

During the first quarter, the Company generated a net operating loss carryforward for tax purposes. Due to the Company’s short history as a taxable entity, Midstates was unable to record the related tax benefit in the income statement, which resulted in a low reported effective tax rate.  The Company has about $75 million of such unrecorded net operating loss carryforwards that are available to offset future financial taxable income and at such time, it will recognize a portion of the loss carryforwards to offset the related tax expense.

Conference Call Information

The Company will host a conference call to discuss first quarter results on Wednesday, May 7 at 10:00 am Eastern time.  Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International).  The conference access code is 33836850 for all participants.  To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until May 21 and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International).  The conference call replay access code is 33836850 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, and the closing and benefits of the disposition and amended financing arrangements are forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; costs and difficulties related to the integration of acquired businesses and operations with Midstates’ business and operations; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*********

Contact:

Midstates Petroleum Company, Inc.

Danielle Burkhart, Vice President, Investor Relations, (713) 595-9409

Danielle.Burkhart@midstatespetroleum.com

or

Al Petrie, Investor Relations Coordinator, (713) 595-9427

Al.Petrie@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,648	$33,163
Accounts receivable:
Oil and gas sales	105,250	102,483
Joint interest billing	58,664	42,631
Other	1,150	1,090
Commodity derivative contracts	—	700
Deferred income taxes	7,869	11,837
Other current assets	4,378	693
Total current assets	191,959	192,597

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting	3,202,699	3,060,661
Other property and equipment	11,782	11,113
Less accumulated depreciation, depletion, amortization and impairment	(1,130,248)	(976,880)
Net property and equipment	2,084,233	2,094,894

OTHER ASSETS:
Commodity derivative contracts	827	19
Other noncurrent assets	52,993	54,597
Total other assets	53,820	54,616

TOTAL	$2,330,012	$2,342,107

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,799	$21,493
Accrued liabilities	268,063	204,381
Commodity derivative contracts	37,147	27,880
Total current liabilities	330,009	253,754

LONG-TERM LIABILITIES:
Asset retirement obligations	27,184	26,308
Commodity derivative contracts	2,355	3,651
Long-term debt	1,701,150	1,701,150
Deferred income taxes	9,053	15,291
Other long-term liabilities	2,491	1,954
Total long-term liabilities	1,742,233	1,748,354

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 49,675,000 shares authorized; no shares issued or outstanding	—	—
Series A mandatorily convertible preferred stock, $0.01 par value, $365,581 and $358,550 liquidation value at March 31, 2014 and December 31, 2013, respectively; 8% cumulative dividends; 325,000 shares issued and outstanding	3	3
Common stock, $0.01 par value, 300,000,000 shares authorized; 70,595,724 shares issued and 70,341,865 shares outstanding at March 31, 2014 and 68,925,745 shares issued and 68,807,043 shares outstanding at December 31, 2013	705	689
Treasury stock	(1,313)	(664)
Additional paid-in-capital	873,096	871,047
Retained deficit	(614,721)	(531,076)
Total stockholders’ equity	257,770	339,999

TOTAL	$2,330,012	$2,342,107

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
REVENUES:
Oil sales	$116,222	$72,218
Natural gas liquid sales	25,519	9,719
Natural gas sales	25,385	8,795
Losses on commodity derivative contracts — net (1)	(22,673)	(20,124)
Other	209	414

Total revenues	144,662	71,022

EXPENSES:
Lease operating and workover	20,127	13,871
Gathering and transportation	2,855	—
Severance and other taxes	7,647	5,955
Asset retirement accretion	497	254
Depreciation, depletion, and amortization	66,901	41,976
Impairment in carrying value of oil and gas properties	86,471	—
General and administrative (2)	11,684	11,026
Acquisition and transaction costs	128	—
Other	330	—

Total expenses	196,640	73,082

OPERATING INCOME (LOSS)	(51,978)	(2,060)

OTHER INCOME (EXPENSE)
Interest income	10	5
Interest expense — net of amounts capitalized	(33,947)	(10,867)

Total other income (expense)	(33,937)	(10,862)

INCOME (LOSS) BEFORE TAXES	(85,915)	(12,922)

Income tax benefit (expense)	2,270	4,973

NET LOSS	$(83,645)	$(7,949)

Preferred stock dividend	(2,620)	(4,117)
Participating securities - Series A Preferred Stock	—	—
Participating securities - Non-vested Restricted Stock	—	—

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(86,265)	$(12,066)

Basic and diluted net loss per share attributable to common shareholders	$(1.31)	$(0.18)
Basic and diluted weighted average number of common shares outstanding	65,987	65,634

(1)         Includes $14.8 million and $5.0 million of realized losses on commodity derivatives for the three months ended March 31, 2014 and 2013, respectively.

(2)         Includes $1.5 million, or $0.59 per Boe, and $1.2 million, or $0.85 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended March 31, 2014 and 2013.

Midstates Petroleum Company, Inc.

Statement of Stockholders’ Equity

(In thousands, except share amounts)

(Unaudited)

	Series A Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in- Capital	Retained Deficit/ Accumulated Loss	Total Stockholders’ Equity
Balance as of December 31, 2013	$3	$689	$(664)	$871,047	$(531,076)	$339,999
Share-based compensation	—	16	—	2,049	—	2,065
Acquisition of treasury stock	—	—	(649)	—	—	(649)
Net loss	—	—	—	—	(83,645)	(83,645)
Balance as of March 31, 2014	$3	$705	$(1,313)	$873,096	$(614,721)	$257,770

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(83,645)	$(7,949)
Adjustments to reconcile net loss to net cash provided by operating activities:
Losses on commodity derivative contracts — net	22,673	20,124
Net cash (paid) received for commodity derivative contracts not designated as hedging instruments	(14,810)	(5,004)
Asset retirement accretion	497	254
Depreciation, depletion, and amortization	66,901	41,976
Impairment of oil and gas properties	86,471	—
Share-based compensation, net of amounts capitalized to oil and gas properties	1,541	1,244
Deferred income taxes	(2,270)	(4,973)
Amortization of deferred financing costs	2,386	984
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	(2,767)	(9,002)
Accounts receivable — JIB and other	(16,093)	(2,796)
Other current and noncurrent assets	(3,972)	(536)
Accounts payable	2,813	(925)
Accrued liabilities	37,170	28,847
Other	537	(41)

Net cash provided by operating activities	$97,432	$62,203

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(114,803)	(132,538)

Net cash used in investing activities	$(114,803)	$(132,538)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	—	102,450
Deferred financing costs	(495)	(368)
Acquisition of treasury stock	(649)	—

Net cash provided by financing activities	$(1,144)	$102,082

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18,515)	31,747

Cash and cash equivalents, beginning of period	33,163	18,878

Cash and cash equivalents, end of period	$14,648	$50,625

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics

(Unaudited)

	For the Three Months Ended March 31,		For the Three Months Ended December 31,
	2014	2013	2013
PRODUCTION DATA - Mississippian:
Oil (Boe/day)	6,081	3,422	6,325
Natural gas liquids (Boe/day)	3,497	2,105	3,622
Natural gas (Mcf/day)	40,816	23,646	45,794
Oil equivalents (MBoe)	1,474	852	1,617
Average daily production (Boe/day)	16,381	9,468	17,579

PRODUCTION DATA - Anadarko:
Oil (Boe/day)	4,343	—	3,940
Natural gas liquids (Boe/day)	1,693	—	1,816
Natural gas (Mcf/day)	14,040	—	16,190
Oil equivalents (MBoe)	754	—	778
Average daily production (Boe/day)	8,376	—	8,454

PRODUCTION DATA - Gulf Coast:
Oil (Boe/day)	2,993	4,517	3,375
Natural gas liquids (Boe/day)	722	977	995
Natural gas (Mcf/day)	3,192	7,480	4,706
Oil equivalents (MBoe)	382	607	474
Average daily production (Boe/day)	4,247	6,740	5,154

PRODUCTION DATA - Combined:
Oil (Boe/day)	13,417	7,939	13,640
Natural gas liquids (Boe/day)	5,912	3,082	6,433
Natural gas (Mcf/day)	58,048	31,126	66,690
Oil equivalents (MBoe)	2,610	1,459	2,869
Average daily production (Boe/day)	29,004	16,208	31,187

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$96.25	$101.08	$94.30
Oil, with realized derivatives (per Bbl)	$87.06	$93.31	$92.41
Natural gas liquids, without realized derivatives (per Bbl)	$47.96	$35.04	$38.33
Natural gas liquids, with realized derivatives (per Bbl)	$47.79	$36.31	$38.48
Natural gas, without realized derivatives (per Mcf)	$4.86	$3.14	$3.45
Natural gas, with realized derivatives (per Mcf)	$4.16	$3.21	$3.56

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$7.71	$9.51	$7.04
Gathering and transportation	$1.09	$—	$1.00
Severance and other taxes	$2.93	$4.08	$2.31
Asset retirement accretion	$0.19	$0.17	$0.16
Depreciation, depletion, and amortization	$25.63	$28.77	$28.16
Impairment of oil and gas properties	$33.13	$—	$158.00
General and administrative (1)	$4.48	$7.56	$4.55
Acquisition and transaction costs	$0.05	$—	$0.04
Other	$0.13	$—	$—

(1)         Includes $0.59 per Boe and $0.85 per Boe of non-cash expenses related to share-based compensation, respectively, for the three months ended March 31, 2014 and 2013.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of March 31, 2014

(including any new hedges entered into through May 6, 2014)

(Unaudited)

		2014
		Q2	Q3	Q4	Total	2015
Oil

WTI Swaps	Volume (Bbls)	1,080,950	1,097,000	1,097,000	3,274,950	1,820,000
	Volume (Bbl/d)	11,879	11,924	11,924	11,909	4,986
	Price ($/Bbl)	$88.48	$89.04	$89.04	$88.85	$86.55

WTI Collars	Volume (Bbls)	41,400	41,400	40,200	123,000
	Volume (Bbl/d)	455	450	437	447
	Price ($/Bbl) - Floor	$89.13	$89.13	$86.49	$88.27
	Price ($/Bbl) - Ceiling	$98.00	$98.00	$97.71	$97.91

WTI/LLS Basis Differential Swaps (1)	Volume (Bbls)	136,500	138,000	91,500	366,000
	Volume (Bbl/d)	1,500	1,500	995	1,331
	Price ($/Bbl)	$5.35	$5.35	$5.35	$5.35

Natural Gas Liquids

Swaps	Volume (Bbls)	46,500	34,500		81,000
	Volume (Bbl/d)	511	375		443
	Price ($/Bbl)	$62.18	$61.43		$61.86

Natural Gas

Swaps (2)	Volume (Mmbtu)	4,459,000	4,508,000	4,508,000	13,475,000	18,250,000
	Volume (Mmbtu/d)	49,000	49,000	49,000	49,000	50,000
	Price ($/Mmbtu)	$4.17	$4.17	$4.17	$4.17	$4.13

Collars (3)	Volume (Mmbtu)	497,001	497,001	194,001	1,188,003
	Volume (Mmbtu/d)	5,462	5,402	2,109	4,320
	Price ($/Mmbtu) - Floor	$4.07	$4.07	$3.39	$3.96
	Price ($/Mmbtu) - Ceiling	$5.16	$5.16	$4.57	$5.06

(1)         The Company enters into swap arrangements intended to fix the positive differential between the Louisiana Light Sweet (“LLS”) pricing and the West Texas Intermediate (“NYMEX WTI”) pricing.

(2)         Includes 1,470,000 Mmbtus in natural gas swaps that priced during the period, but had not cash settled as of March 31, 2014.

(3)         Includes 64,667 Mmbtus in natural gas collars that priced during the period, but had not cash settled as of March 31, 2014.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,		For the Three Months Ended December 31,
	2014	2013	2013
Adjusted EBITDA reconciliation to net loss:
Net loss	$(83,645)	$(7,949)	$(315,768)
Depreciation, depletion and amortization	66,901	41,976	80,801
Impairment of oil and gas properties	86,471	—	453,310
Losses on commodity derivative contracts — net	22,673	20,124	1,285
Net cash (paid) received for commodity derivative contracts not designated as hedging instruments	(14,810)	(5,004)	(1,583)
Income tax expense (benefit)	(2,270)	(4,973)	(130,341)
Interest income	(10)	(5)	(16)
Interest expense, net of amounts capitalized	33,947	10,867	29,700
Asset retirement obligation accretion	497	254	447
Share-based compensation, net of amounts capitalized	1,541	1,244	792
Adjusted EBITDA	$111,295	$56,534	$118,627

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	97,432	62,203	47,161
Changes in working capital	(17,688)	(15,547)	43,581
Interest income	(10)	(5)	(16)
Interest expense, net of amounts capitalized and accrued but not paid	33,947	10,867	29,700
Amortization of deferred financing costs	(2,386)	(984)	(1,799)
Adjusted EBITDA	$111,295	$56,534	$118,627

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended March 31,		For the Three Months Ended December 31,
	2014	2013	2013

Net loss - GAAP	$(83,645)	$(7,949)	$(315,768)
Adjustments for certain non-cash items:
Unrealized mark-to-market (gains) losses on commodity derivative contracts	7,863	15,120	(298)
Impairment on oil and gas properties	86,471	—	453,310
Acquisition and transaction costs	128	—	117

Tax impact (1)	(2,496)	(5,818)	(132,392)

Adjusted net income (loss) - non-GAAP	$8,321	$1,353	$4,969

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rate for the three months ended March 31, 2014 was approximately 3%.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended March 31,		For the Three Months Ended December 31,
	2014	2013	2013

Operating Expenses - GAAP	$196,640	$73,082	$577,396
Adjustments for certain non-cash items:
Asset retirement accretion	(497)	(254)	(447)
Share-based compensation, net of amounts capitalized	(1,541)	(1,244)	(792)
Depreciation, depletion, and amortization	(66,901)	(41,976)	(80,801)
Impairment on oil and gas properties	(86,471)	—	(453,310)
Other	(330)	—	(1)

Cash Operating Expenses - Non-GAAP (1)	$40,900	$29,608	$42,045
Cash Operating Expenses - Non-GAAP, per Boe (1)	$15.67	$20.29	$14.65

(1)         Cash operating expenses include lease operating and workover, gathering and transportation, severance and other taxes, cash portion of general and administrative expenses, and acquisition and transaction costs. During the three months ended March 31, 2014, cash operating expenses include acquisition and transaction costs of $0.1 million ($0.05 per Boe), respectively, attributable to costs incurred during the periods related to the pending asset divestiture discussed above.